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                                                                    EXHIBIT 99.7

                                                                     Translation



                                    Agreement

Party A: Wuhan NEC Mobile Communication Co., Ltd.

Party B: [Name in Chinese]

     In respect of the N600 Agreement (hereinafter referred to as the "Former Agreement") entered by the authorized representatives of Party A and Party B on June 29, 2004, based on the principles of long term friendly cooperation between the parties, the parties hereby acknowledge the following mutual understanding and agreements:

1. Both Party A and Party B have reached a mutual understanding at the time the Former Agreement was executed that if the sales of N610 and N620, Party A's products, have outstanding achievement, at such time, the Former Agreement will be deemed void from the date of its effective date and Party B shall not have any obligations to pay to Party A any amounts mentioned in the Former Agreement.

2. Since the introduction of Party A's N610 and N620 products on September and October 2004, its sales were outstanding. Both Party A and Party B orally agree on October 2004 to cancel the Former Agreement in accordance with the mutual understanding described in Article 1 above, including the payment obligations of Party B to Party A as mentioned in the Former Agreement.

3. Both Party A and Party B unanimously acknowledge that the quality issue of N600 is caused by the supply quality of the supplier. Party A and Party B agree that they will take legal actions against the relevant supplier.

4. Both Party A and Party B hereby execute this Agreement to acknowledge the above terms. Concurrently, both parties agree to cancel and terminate the Former Agreement and declare that the Former Agreement shall be voided beginning from its effective date (i.e. June 29, 2004).

5.   This Agreement has two originals. Each party holds one original.

6. This Agreement shall be construed and executed in accordance with the laws of the People's Republic of China.

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
Party A: Wuhan NEC Mobile                    Party B: [Name in Chinese]
Communication Co., Ltd.


/s/ Brian Lu                                 /s/ Defu Dong
-----------------------------------          -----------------------------------
Representative:                              Representative:


Chop:                                        Chop:
Date: December 20, 2004                      Date: December 20, 2004
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